Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GATOS SILVER, INC.

1. Name. The name of the corporation is Gatos Silver, Inc.

2. Registered Office and Registered Agent. The address of the registered office of the corporation in Delaware is c/o Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, County of Kent, Delaware 19904, and the name of its registered agent at that address is Registered Agent Solutions, Inc.

3. Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Capital Stock. The total number of shares of stock that the corporation is authorized to issue is 5,000 shares, par value $0.001 per share, all of which shares are designated as common stock.

5. Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6. Limitation of Director and Officer Liability; Indemnification.

(a)

A director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

(b)

Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware law. The right to indemnification conferred in this Section 6 shall also include the right to be paid by the corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. The right to indemnification conferred in this Section 6 shall be a contract right.

(c)

The corporation may, by action of its board of directors, provide rights to indemnification and to advancement of expenses to such of the employees and agents of the corporation to such extent and to such effect as the board of directors shall determine to be appropriate and authorized by Delaware law.

(d)

The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Delaware law.

(e)	The rights and authority conferred in this Section 6 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(f)

Neither the amendment nor repeal of this Section 6, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.